HUSSMAN INVESTMENT TRUST

FIRST AMENDMENT TO THE AMENDED AND RESTATED

CUSTODY AGREEMENT

THIS AMENDMENT dated this 25st day of May, 2021, to the Amended and Restated Custody Agreement, is entered into by and between Hussman Investment Trust, an Ohio business trust (the "Trust") and U.S. Bank, N.A., a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Amended and Restated Custody Agreement, dated March 17, 2021, (the "Custody Agreement"); and

WHEREAS, the parties desire to amend the Custody Agreement to add the Hussman Strategic International Fund to Exhibit A, the funds list of the Custody Agreement; and

WHEREAS, Article XV, Section 15.02 allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A shall be superseded and replaced with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

HUSSMAN INVESTMENT TRUST		U.S. BANK, N.A.

By:	/s/ Mark Seger	By:	/s/ Anita Zagrodnik

Printed Name:	MARK J. SEGER	Printed Name:	Anita Zagrodnik

Title:	TREASURER	Title:	Senior Vice President
5/27/2021

EXHIBIT A

to the Custody Agreement

Separate Series of Hussman Investment Trust

Name of Series

Hussman Strategic Growth Fund

Hussman Strategic Total Return Fund

Hussman Strategic Allocation Fund

Hussman Strategic International Fund

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